KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements (Nos. 2-80883, 333-37210, 333- 147801, 333-170090, 333-210054, 333-265245, 333-276001, and 333-282229) on Form S-8 and (Nos. 33- 29220, 33-54104, 333-254094, 333-276002, and 333-277713) on Form S-3 of our report dated February 27, 2025, with respect to the consolidated financial statements of Old Republic International Corporation and the effectiveness of internal control over financial reporting. Chicago, Illinois March 27, 2025